Exhibit 99.1
Serina Therapeutics Reports Third Quarter 2026 Financial Results and Provides Business Updates

– Independent Safety Monitoring Committee recommended advancement of SER-252 in Parkinson's disease to Cohort 2
– Dosing initiated in Cohort 2 of the registrational study; topline single-ascending-dose data expected in the first half of 2027 –

HUNTSVILLE, November 12, 2026 (GLOBE NEWSWIRE) — Serina Therapeutics, Inc. (“Serina” or the "Company") (NYSE American: SER), a clinical-stage biotechnology company developing its proprietary POZ Platform™ drug optimization technology, today reported its financial results for the third quarter ended September 30, 2026, along with key business updates.

"We are excited about the achievement of important clinical milestones for SER-252 in Parkinson's disease, advancing from the initial evaluation of our lowest-dose cohort into the next stage of dose escalation,” said Steve Ledger, Chief Executive Officer of Serina. “Importantly, the blinded pharmacokinetic observations from Cohort 1 showed the sustained drug exposure SER-252 was designed to achieve, and the independent Safety Monitoring Committee recommended proceeding with continued development. Dosing in Cohort 2 is currently underway and focuses on demonstrating SER-252's potential as a differentiated treatment option for patients with advanced Parkinson's disease to improve the significant challenge of consistent symptom control."

Recent Business Highlights
•SER-252 Advanced to Cohort 2 Following Independent Safety Review: In September 2026, Serina announced that the independent Safety Monitoring Committee ("SMC") had completed its blinded review of safety and tolerability data from Cohort 1 of the ongoing registrational study of SER-252 in patients with advanced Parkinson's disease and recommended advancement to Cohort 2. The Company subsequently initiated dosing in Cohort 2, which is evaluating a higher dose level as part of the study's single-ascending-dose portion. The trial continues to assess safety, tolerability, pharmacokinetics and exploratory clinical measures of motor function, with topline data from the single-ascending-dose portion expected in the first half of 2027.
•Encouraging Initial Clinical Observations from Cohort 1: In September 2026, Serina reported initial blinded observations from the lowest-dose cohort of its SER-252 study. Pharmacokinetic findings were consistent with the prolonged apomorphine exposure the investigational treatment is designed to provide. Blinded exploratory clinical assessments also identified sustained periods of improvement in motor function in individual patients. These preliminary observations, together with the safety and tolerability findings reviewed by the SMC, support continued evaluation of SER-252 at higher dose levels. The study remains blinded, and additional clinical data will further characterize the treatment's potential safety and efficacy profile.
Third Quarter Operating Results
Operating expenses for the three months ended September 30, 2026 and 2025 were $8.0 million and $6.4 million, respectively.
Research and development expenses were $4.6 million for the three months ended September 30, 2026, compared to $3.6 million for the same period in 2025. The $1.0 million increase was primarily driven by increased clinical-related activities, contract manufacturing expenses, and compensation expenses, partially offset by lower amortization of a prepaid technology access fee that was fully amortized in 2025 and lower consultant spend.
General and administrative expenses were $3.3 million for the three months ended September 30, 2026, compared to $2.7 million for the same period in 2025. The increase of $0.6 million was primarily driven by increases in legal expenses related to financing and general corporate activities and compensation and recruiting expenses.
Other expense was immaterial for the three months ended September 30, 2026 compared to $1.8 million income for the same period in 2025. The $1.8 million decrease in income was primarily attributable to the decreases of 2025 non-cash gains resulting from the change in the fair value of our liability-classified warrants and the expiration of warrants, higher interest expense related to the 2025 Convertible Note and financing costs related to the Roth Committed Equity Facility, partially offset by higher interest income due to higher cash balances.

Net loss attributable to Serina common stockholders for the three months ended September 30, 2026 was $7.9 million, or $(0.31) per basic and diluted share, compared to net loss of $4.7 million, or $(0.45) per basic and diluted share for 2025.
Liquidity Information
Cash and cash equivalents totaled $19.4 million as of September 30, 2026.
About Serina Therapeutics
Serina is a clinical-stage biotechnology company developing a pipeline of wholly owned drug product candidates to treat neurological diseases and other indications. Serina’s POZ PlatformTM provides the potential to improve the integrated efficacy and safety profile of multiple modalities including small molecules, RNA-based therapeutics and antibody-based drug conjugates (ADCs). Serina is headquartered in Huntsville, Alabama on the campus of the HudsonAlpha Institute of Biotechnology.
About the POZ Platform™
Serina’s proprietary POZ technology is based on a synthetic, water soluble, low viscosity polymer called poly(2-oxazoline). Serina’s POZ technology is engineered to provide greater control in drug loading and more precision in the rate of release of attached drugs delivered via subcutaneous injection. The therapeutic agents in Serina’s product candidates are typically well-understood and marketed drugs that are effective but are limited by pharmacokinetic profiles that can include toxicity, side effects and short half-life. Serina believes that by using POZ technology, drugs with narrow therapeutic windows can be designed to maintain more desirable and stable levels in the blood.
Serina’s POZ platform delivery technology has potential for use across a broad range of payloads and indications. Serina intends to advance additional applications of the POZ platform via out-licensing, co-development, or other partnership arrangements, including the non-exclusive license agreement with Pfizer, Inc. to use Serina’s POZ polymer technology for use in lipid nanoparticle drug (LNP) delivery formulations.
About SER-252 (POZ-apomorphine)
SER-252 is an investigational apomorphine therapy developed with Serina’s POZ platform and designed to provide continuous dopaminergic stimulation (CDS). CDS has been shown to reduce the severity of levodopa-related motor complications (dyskinesia) in Parkinson’s disease. Preclinical studies support the potential of SER-252 to provide CDS without skin reactions.
SER-252 Registrational Study Design Overview
The SER-252 study is a randomized, double-blind, placebo-controlled trial with single-ascending-dose (five cohorts of eight; n=40) and multiple-ascending-dose components (up to three cohorts of sixteen; n=48) in adults with Parkinson’s disease and motor fluctuations. The registrational study is designed to evaluate safety, tolerability, and pharmacokinetics of subcutaneous SER-252 versus placebo, with exploratory efficacy measures that include MDS-UPDRS motor scores and structured motor-state assessments. Dose escalation will be overseen by an independent Safety Monitoring Committee and the study will be conducted across sites in the U.S. and Australia.
For more information, please visit https://serinatx.com.
Cautionary Statement Regarding Forward-Looking Statements
This release contains forward-looking statements within the meaning of federal securities laws that involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These statements are based on management’s current expectations, plans, beliefs or forecasts for the future, and are subject to uncertainty and changes in circumstances. The facts and assumptions underlying these statements may change, and undue reliance should not be placed on these forward-looking statements which speak only as of the date they are made. Any statements that are not historical fact (including, but not limited to statements that contain words such as “may,” “will,” “believes,” “plans,” “intends,” “anticipates,” "targeting," “expects,” or “estimates”) should be considered to be forward-looking statements, including statements about the potential of Serina’s POZ polymer technology, Serina’s estimates regarding future revenue, expenses, capital requirements and need for additional financing, and Serina’s planned clinical programs, including planned clinical trials. Risks and uncertainties include, among other things, the fact that the Cohort 1 data described in this release are preliminary, blinded, and exploratory, and involve a small number of patients, and therefore may not be evidence of treatment effect or predictive of future results; the uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory holds, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; Serina’s ability to continue as a going concern; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from our clinical studies; whether and when any applications may be filed for any drug or vaccine candidates in any jurisdictions; whether and when regulatory authorities may approve any potential applications that may be filed for any drug or vaccine candidates in any jurisdictions, which will depend on a myriad of factors, including making a determination as to whether the product’s benefits outweigh its known risks and determination of the product’s efficacy and, if approved, whether any such drug or vaccine candidates will be commercially successful; decisions by regulatory authorities impacting labeling, manufacturing processes, safety and/or other matters that could affect the availability or commercial potential of any drug or vaccine candidates; and competitive developments. These risks as well as other risks are more fully discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and the Company’s other periodic reports and documents filed from time to time with the SEC. The information contained in this release is as of the date hereof, and, except as required by law, Serina assumes no obligation to update forward-looking statements contained in this release as the result of new information or future events or developments.

For inquiries, please contact:
Stefan Riley
sriley@serinatherapeutics.com
(256) 327-9630

SERINA THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	September 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$19,403	$3,056
Prepaid expenses and other current assets	1,528	3,024
Total current assets	20,931	6,080
Property and equipment, net	466	465
Right-of-use assets, operating leases	394	377
Other assets	82	29
TOTAL ASSETS	$21,873	$6,951
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,338	$1,931
Accrued expenses	2,480	1,207
Warrant liability	—	88
Other current liabilities	711	337
Total current liabilities	4,529	3,563
Warrant liability, non-current	55	283
Convertible Note, net	3,173	2,946
Operating lease liabilities, net of current portion	197	196
TOTAL LIABILITIES	7,954	6,988
Stockholders’ equity (deficit):
Series A convertible preferred stock	—	4,940
Common stock	3	1
Additional paid-in capital	98,580	58,536
Accumulated other comprehensive loss	(4)	(14)
Accumulated deficit	(84,660)	(63,500)
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	13,919	(37)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$21,873	$6,951

SERINA THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
REVENUES
Contract revenues	$125	$—	$125	$—
Grant revenues	—	—	—	130
Total revenues	125	—	125	130
OPERATING EXPENSES
Research and development	4,627	3,651	11,642	9,754
General and administrative	3,359	2,741	9,408	8,191
Total operating expenses	7,986	6,392	21,050	17,945
Loss from operations	(7,861)	(6,392)	(20,925)	(17,815)
OTHER (EXPENSE) INCOME, NET
Interest expense	(204)	(6)	(596)	(15)
Change in fair value of warrants	58	1,044	212	1,076
Change in fair value of tranche liability	—	—	1,377	—
Loss on extinguishment of financial commitment assets and contingent warrants, net	—	—	(1,616)	—
Gain on warrant expiration	—	724	—	724
Other income, net	101	35	388	151
Total other (expense) income, net	(45)	1,797	(235)	1,936
NET LOSS	(7,906)	(4,595)	(21,160)	(15,879)
Net loss attributable to noncontrolling interest	—	10	—	33
NET LOSS ATTRIBUTABLE TO SERINA THERAPEUTICS, INC.	$(7,906)	$(4,585)	$(21,160)	$(15,846)
NET LOSS ATTRIBUTABLE TO SERINA COMMON STOCKHOLDERS	$(7,906)	$(4,686)	$(23,773)	$(16,063)
NET LOSS PER SHARE ATTRIBUTABLE TO SERINA COMMON STOCKHOLDERS, BASIC AND DILUTED	$(0.31)	$(0.45)	$(1.32)	$(1.60)
WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING, BASIC AND DILUTED	25,413	10,339	18,013	10,032

SERINA THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Nine months ended September 30,
	2026	2025
Net cash used in operating activities	$(16,747)	$(11,922)
Net cash used in investing activities	(56)	(59)
Net cash provided by financing activities	33,141	16,931
Effect of foreign currency on cash and cash equivalents	9	(2)
Net change in cash and cash equivalents	16,347	4,948
Cash and cash equivalents, beginning of period	3,056	3,672
Cash and cash equivalents, end of the period	$19,403	$8,620